The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Citigroup Inc.	SUBJECT TO COMPLETION, DATED FEBRUARY 26, 2015	February , 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015-CMTNG0400 Filed pursuant to Rule 424(b)(2) Registration No. 333-192302
Contingent Buffered Enhanced Currency Linked Securities Due March     , 2017
Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)
•
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc.  Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity.  Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the Mexican peso relative to the euro as measured by the currency return formula specified below. The securities reflect a bullish position with respect to the Mexican peso and a bearish position with respect to the euro.

•
If the currency return is positive (which means that the Mexican peso has appreciated against the euro from the initial exchange rate to the final exchange rate), investors in the securities will receive a positive return at maturity reflecting leveraged exposure to that currency return, subject to the maximum return at maturity specified below.  If the currency return is flat or negative but is not equal to or below –20% (which means that the Mexican peso has depreciated against the euro but has not fallen below a contingent buffer zone provided by the securities), investors in the securities will receive the $1,000 stated principal amount at maturity.  However, if the currency return is equal to or below –20% (which means that the Mexican peso has depreciated against the euro and has fallen below the contingent buffer zone provided by the securities), investors in the securities will incur a loss equal to the negative currency return, with no buffer.

•
In exchange for the leveraged exposure on the upside and the contingent buffer feature, investors in the securities must be willing to (i) forgo interest on the securities, (ii) forgo any return in excess of the maximum return at maturity specified below and (iii) accept a method of measuring the performance of the Mexican peso against the euro that will produce greater losses on the downside, and smaller gains on the upside, than would be realized using alternative methods of measuring that performance.  See “How the MXN/EUR Exchange Rate and the Currency Return Formula Work” in this pricing supplement for important information about the currency exposure that the securities provide.  In addition, in order to obtain the currency exposure that the securities provide, investors must be willing to accept an investment that may have limited or no liquidity and the risk of not receiving any amount due under the securities if we default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	February , 2015 (expected to be February 27, 2015)
Issue date:	March , 2015 (expected to be March 13, 2015). See “Supplemental Plan of Distribution” in this pricing supplement.
Final valuation dates:
Expected to be February 23, 2017, February 24, 2017, February 27, 2017, February 28, 2017 and March 1, 2017, each subject to postponement as set forth under “Additional Terms of the Securities” in this pricing supplement

Maturity date:	March , 2017 (expected to be March 15, 2017), subject to postponement as set forth under “Additional Terms of the Securities” in this pricing supplement
Payment at maturity:
At maturity, for each $1,000 security you then hold, you will receive an amount in U.S. dollars determined as follows:
•      If the currency return is positive:
$1,000 + the leveraged return amount, subject to the maximum return at maturity
•      If the currency return is zero or negative but not equal to or below the contingent buffer amount of –20%:
$1,000
•      If the currency return is negative and is equal to or below the contingent buffer amount of –20%:
$1,000 + ($1,000 × currency return)
If the currency return is negative and is equal to or below –20%, you will lose 1% of your stated principal amount for every 1% of that negative currency return. You may lose up to all of your investment.

Initial exchange rate:	, the MXN/EUR exchange rate on the pricing date
Final exchange rate:	The arithmetic average of the MXN/EUR exchange rate on each of the final valuation dates
MXN/EUR exchange rate:
On any date, the exchange rate between the Mexican peso (“MXN”) and the euro (“EUR”), expressed as a number of Mexican pesos per 1 euro, as determined by reference to Reuters page “WMRSPOT37” (or any successor or substitute page) under the caption “MID” at approximately 4:00 p.m., London time, on such date, except as otherwise specified under “Additional Terms of the Securities” in this pricing supplement.

Currency return:	A percentage equal to (i) initial exchange rate minus final exchange rate divided by (ii) initial exchange rate
Leveraged return amount:	$1,000 × leverage factor × currency return
Leverage factor:	500%
Maximum return at maturity:	$407.50 per security (40.75% of the stated principal amount). The payment at maturity will not exceed the stated principal amount plus the maximum return at maturity.
Contingent buffer amount:	–20%
CUSIP / ISIN:	1730T05Q8 / US1730T05Q82
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$15.00	$985.00
Total:	$	$	$
(1) Citigroup Inc. currently expects that the estimated value of the securities on the pricing date will be between $971.00 and $983.00 per security, which will be less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.
(2) The issue price for investors purchasing the securities in fiduciary accounts is $985.00 per security.
(3) CGMI will receive an underwriting fee of up to $15.00 for each security sold in this offering.  J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $15.00 for each security they sell in this offering to accounts other than fiduciary accounts.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. The total underwriting fees and proceeds to issuer in the table above give effect to the actual total underwriting fee.  For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.
Investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Risk Factors Relating to the Securities” beginning on page PS-5.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the following hyperlink: Prospectus Supplement and Prospectus each dated November 13, 2013
The securities are not bank deposits or savings accounts, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

How the MXN/EUR Exchange Rate and the Currency Return Formula Work

The payment at maturity on the securities will depend on the change in the exchange rate between the Mexican peso and the euro from the initial exchange rate to the final exchange rate.  The MXN/EUR exchange rate is expressed as a number of Mexican pesos per 1 euro.  Because the MXN/EUR exchange rate is expressed in this way, a decrease in the MXN/EUR exchange rate will mean that the Mexican peso has appreciated against the euro, because it will mean that it takes fewer Mexican pesos to purchase 1 euro.  Conversely, an increase in the MXN/EUR exchange rate will mean that the Mexican peso has depreciated against the euro, because it will mean that it takes more Mexican pesos to purchase 1 euro.

To determine your payment at maturity on the securities, the performance of the Mexican peso relative to the euro will be measured based on the currency return formula set forth on the cover page of this pricing supplement.  This method of measurement is not the only way in which the performance of the Mexican peso relative to the euro could be measured, and this method may result in a less favorable return on the securities than the return that would have been achieved had another method of measurement been used.  In particular, it is important to understand that the currency return formula used by the securities will not measure the percentage change in the value of the Mexican peso in terms of euro (which we refer to as the “MXN value return”), but rather the negative of the percentage change in the value of the euro in terms of Mexican pesos.  This distinction, which exists because the MXN/EUR exchange rate is expressed as a number of Mexican pesos per 1 euro rather than as a number of euros per 1 Mexican peso, has important consequences for the return at maturity on the securities.  Specifically, the currency return formula used by the securities will produce greater losses on the downside, and smaller gains on the upside, as compared to a formula based on the MXN value return.

Accordingly, under the currency return formula used by the securities, it is possible for you to lose all of your investment in the securities in circumstances in which the Mexican peso has not lost all of its value relative to the euro.  For example, if the MXN/EUR exchange rate doubles from the initial exchange rate to the final exchange rate, that would mean that the Mexican peso has lost half of its value relative to the euro and would result in a MXN value return of –50%.  However, in that circumstance, the currency return as measured for purposes of the securities would be –100%, and you would lose all of your investment.  Although that circumstance is a worst-case scenario, the principle it illustrates holds true for any scenario in which the currency return is below –20%—namely, that the currency return formula will produce a greater loss on the securities than if the MXN value return had been used.

Another consequence of the currency return formula is that the leverage provided by the securities would be less than the leverage factor stated on the cover page if it were viewed from the perspective of a MXN value return.  If the Mexican peso appreciates relative to the euro, the leveraged return you receive at maturity will be determined by multiplying the leverage factor by the currency return.  The currency return, as a measure of the performance of the Mexican peso relative to the euro, will always be less than the MXN value return.  As a consequence, if the Mexican peso appreciates relative to the euro, the return on the securities will represent a degree of leverage that is less than the leverage factor when compared to the MXN value return.  The greater the appreciation of the Mexican peso relative to the euro, the lower the degree of leverage that the securities will provide as compared to a MXN value return.  The leveraged exposure offered by the securities is also limited by the maximum return at maturity.

You should not invest in the securities unless you fully understand and can accept the significant drawbacks associated with using the currency return formula set forth on the cover page of this pricing supplement to determine your return on the securities.

Your return on the securities will also differ from the return that could be achieved on other means of obtaining exposure to the MXN/EUR exchange rate because you will not receive any interest on the amount that you invest in the securities.

Hypothetical Examples

The diagram below illustrates the payment at maturity of the securities for a range of hypothetical currency returns.  The table and examples that follow illustrate various hypothetical payments at maturity assuming a hypothetical initial exchange rate of 17.0000 and various hypothetical final exchange rates.  Your actual payment at maturity per security will depend on the actual initial exchange rate and the actual final exchange rate and may differ substantially from the examples shown.  It is impossible to predict whether you will realize a gain or loss on your investment in the securities.  Figures in the table and examples below have been rounded for ease of analysis. In reviewing the table and examples, bear in mind that a decrease in the MXN/EUR exchange rate represents an appreciation of the Mexican peso relative to the euro, and that an increase in the MXN/EUR exchange rate represents a depreciation of the Mexican peso relative to the euro.

February 2015	PS-2

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

Contingent Buffered Enhanced Currency Linked Securities Payment at Maturity Diagram

Hypothetical Final Exchange Rate	Hypothetical Currency Return(1)	Hypothetical Payment at Maturity	Hypothetical Total Return on the Securities at Maturity(2)
8.5000	50.00%	$1,407.50	40.75%
13.6000	20.00%	$1,407.50	40.75%
15.3000	10.00%	$1,407.50	40.75%
15.6145	8.15%	$1,407.50	40.75%
15.7250	7.50%	$1,375.00	37.50%
16.1500	5.00%	$1,250.00	25.00%
16.4900	3.00%	$1,150.00	15.00%
16.8300	1.00%	$1,050.00	5.00%
17.0000	0.00%	$1,000.00	0.00%
17.8500	–5.00%	$1,000.00	0.00%
18.7000	–10.00%	$1,000.00	0.00%
19.5500	–15.00%	$1,000.00	0.00%
20.3983	–19.99%	$1,000.00	0.00%
20.4000	–20.00%	$800.00	–20.00%
21.2500	–25.00%	$750.00	–25.00%
25.5000	–50.00%	$500.00	–50.00%
29.7500	–75.00%	$250.00	–75.00%
34.0000	–100.00%	$0.00	–100.00%
(1)	Hypothetical currency return = initial exchange rate minus final exchange rate, divided by initial exchange rate
(2)	Hypothetical total return on the securities at maturity = hypothetical payment at maturity minus $1,000 stated principal amount per security, divided by $1,000 stated principal amount per security

February 2015	PS-3

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

Example 1—Upside Scenario A.  The hypothetical final exchange rate is 16.4900.  In this scenario, the currency return would be calculated as follows:

Currency return	=	initial exchange rate – final exchange rate	=	17.0000 – 16.4900	=	3.00%
		initial exchange rate		17.0000

Payment at maturity per security	= $1,000 + the leveraged return amount, subject to the maximum return at maturity of $407.50
= $1,000 + ($1,000 × the currency return × the leverage factor), subject to the maximum return at maturity of $407.50
= $1,000 + ($1,000 × 3.00% × 500%), subject to the maximum return at maturity of $407.50
= $1,000 + $150.00, subject to the maximum return at maturity of $407.50
= $1,150.00

In this scenario, the Mexican peso has appreciated against the euro from the hypothetical initial exchange rate to the hypothetical final exchange rate and the hypothetical currency return is 3.00%.  The leveraged return amount of $150.00 would result in a total return at maturity of 15.00%, which is five times the currency return.

In this example, the MXN value return would have been 3.09%, rather than the 3.00% currency return.   Therefore, viewed from a MXN value return perspective, the leverage factor provided by the securities in this scenario would have been 485% rather than 500%.  If the appreciation had been greater, the difference between the currency return measured by the securities and a MXN value return would have been greater.

Example 2—Upside Scenario B.  The hypothetical final exchange rate is 15.3000.  In this scenario, the currency return would be calculated as follows:

Currency return	=	initial exchange rate – final exchange rate	=	17.0000 – 15.3000	=	10.00%
		initial exchange rate		17.0000

Payment at maturity per security	= $1,000 + the leveraged return amount, subject to the maximum return at maturity of $407.50
= $1,000 + ($1,000 × the currency return × the leverage factor), subject to the maximum return at maturity of $407.50
= $1,000 + ($1,000 × 10.00% × 500%), subject to the maximum return at maturity of $407.50
= $1,000 + $500.00, subject to the maximum return at maturity of $407.50
= $1,407.50

In this scenario, the Mexican peso has appreciated against the euro from the hypothetical initial exchange rate to the hypothetical final exchange rate and the hypothetical currency return is 10.00%.  The leveraged return amount of $500.00 would result in a total return at maturity of 50.00%, which is greater than the maximum return at maturity.  Accordingly, the payment at maturity in this example would be limited to the stated principal amount plus the maximum return at maturity.  As this example illustrates, the effective leverage provided by the securities will be reduced for any currency return exceeding the currency return at which the maximum return at maturity is reached.

Example 3—Par Scenario.  The hypothetical final exchange rate is 19.5500.  In this scenario, the currency return would be calculated as follows:

Currency return	=	initial exchange rate – final exchange rate	=	17.0000 – 19.5500	=	–15.00%
		initial exchange rate		17.0000

Payment at maturity per security = $1,000

In this scenario, the Mexican peso has depreciated against the euro from the hypothetical initial exchange rate to the hypothetical final exchange rate and the hypothetical currency return is –15.00%.  Because the hypothetical currency return is not equal to or below the contingent buffer amount of –20%, your payment at maturity in this example would be equal to the stated principal amount of the securities.

Example 4—Downside Scenario A.  The hypothetical final exchange rate is 21.2500.  In this scenario, the currency return would be calculated as follows:

February 2015	PS-4

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

Currency return	=	initial exchange rate – final exchange rate	=	17.0000 – 21.2500	=	–25.00%
		initial exchange rate		17.0000
Payment at maturity per security	= $1,000 + ($1,000 × currency return)
= $1,000 + ($1,000 × –25.00%)
= $750

In this scenario, the Mexican peso has depreciated against the euro from the hypothetical initial exchange rate to the hypothetical final exchange rate, and the hypothetical currency return is below the contingent buffer amount of –20%.  Because the hypothetical currency return is below –20%, your payment at maturity in this example would reflect a loss equal to the full amount of the negative currency return, with no buffer.

Had the performance of the Mexican peso against the euro been measured based on a MXN value return rather than the currency return formula set forth above, the depreciation would only have been –20%, rather than the –25% currency return measured for purposes of the securities, and your loss would have been smaller.  As this example illustrates, if the currency return is below –20%, your loss on the securities will be greater than it would have been had a MXN value return been used instead of the currency return formula set forth above.

Example 5—Downside Scenario B.  The hypothetical final exchange rate is 34.0000.  In this scenario, the currency return would be calculated as follows:

Currency return	=	initial exchange rate – final exchange rate	=	17.0000 – 34.0000	=	–100.00%
		initial exchange rate		17.0000
Payment at maturity per security	= $1,000 + ($1,000 × currency return)
= $1,000 + ($1,000 × –100.00%)
= $0

In this scenario, the Mexican peso has depreciated against the euro and the hypothetical final exchange rate is twice the hypothetical initial exchange rate, resulting in a hypothetical currency return of –100%.  In this example, the payment at maturity would be zero and you would lose all of your investment.  This would be the case even though the Mexican peso has only lost half of its value relative to the euro.

Had the performance of the Mexican peso against the euro been measured based on a MXN value return rather than the currency return formula set forth above, the depreciation would only have been 50%, and you would have lost only 50% of your investment in the securities.

Risk Factors Relating to the Securities

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the exchange rate between the Mexican peso and the euro.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities.  You should read the risk factors below together with the risk factors contained in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

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You may lose some or all of your investment.  Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity.  Your payment at maturity will depend on the change in the exchange rate between the Mexican peso and the euro from the initial exchange rate to the final exchange rate.  If the currency return is equal to or below –20%, you will lose 1% of the stated principal amount of your securities at maturity for every 1% of that negative currency return.  The minimum payment at maturity on the securities is $0, and you may lose up to all of your investment.

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The contingent buffer feature of the securities exposes you to particular risks.  If the currency return is negative and is equal to or below –20%, you will not receive the benefit of the contingent buffer and, instead, will lose 1% of the stated principal amount of the securities for every 1% of that negative currency return.  Unlike securities with a non-contingent buffer feature, the securities offer no protection at all if the Mexican peso depreciates relative to the euro and the currency return is equal to or below –20%.  As a result, you may lose your entire investment in the securities.

February 2015	PS-5

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

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The securities do not pay interest.  Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity.  You should not invest in the securities if you seek current income during the term of the securities.

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If the Mexican peso depreciates against the euro and the currency return is equal to or below –20%, the resulting loss on the securities may be greater than the loss that would have been realized had an alternative method of measuring the performance of the Mexican peso relative to the euro been used.  In particular, if the currency return is equal to or below –20%, your loss on the securities will be greater than it would have been had the return on the securities been based on the percentage change in the value of the Mexican peso in terms of euros (the “MXN value return”), rather than based on the currency return formula used by the securities.  The greater the depreciation, the greater the difference will be between your loss on the securities and the loss that would have resulted had the MXN value return been used instead of the currency return formula used by the securities.  If the Mexican peso were to lose half of its value relative to the euro, you would have incurred a 50% loss based on a MXN value return, but you would lose 100% of your investment in the securities.  See “How the MXN/EUR Exchange Rate and the Currency Return Formula Work” and “Hypothetical Examples” above.  Your return on the securities will also differ from the return that could be achieved on other means of obtaining exposure to the MXN/EUR exchange rate because you will not receive any interest on the amount that you invest in the securities.

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Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity.  If the Mexican peso appreciates relative to the euro and the resulting currency return is greater than the currency return at which the maximum return at maturity is reached, the effective leverage provided by the securities will be reduced.

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The leverage provided by the securities would be less than the leverage factor stated on the cover page if the return on the securities were compared to a MXN value return. If the Mexican peso appreciates relative to the euro, the leveraged return you receive at maturity will be determined by multiplying the leverage factor by the currency return.  The currency return, as a measure of the performance of the Mexican peso relative to the euro, will always be less than the MXN value return.  As a consequence, if the Mexican peso appreciates relative to the euro, the return on the securities will represent a degree of leverage that is less than the stated leverage factor when compared to the MXN value return.  The greater the appreciation of the Mexican peso relative to the euro, the lower the degree of leverage that the securities will provide as compared to a MXN value return.  See “How the MXN/EUR Exchange Rate and the Currency Return Formula Work” and “Hypothetical Examples” above.

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The payment at maturity on the securities is based on the arithmetic average of the MXN/EUR exchange rate on the five final valuation dates.  As a result, you are subject to the risk that the exchange rate between the Mexican peso and the euro on those five final valuation dates will result in a less favorable return than you would have received had the final exchange rate been based on the MXN/EUR exchange rate on other days during the term of the securities.  If you had invested directly in Mexican pesos, or in another instrument linked to the Mexican peso that you could liquidate for full value at a time selected by you, you might have achieved better returns.  In addition, because the final exchange rate is based on the average over the five final valuation dates, your return on the securities may be less favorable than it would have been if it were based on the exchange rate on only one of those five final valuation dates.

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The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities. In addition, changes in our actual or perceived creditworthiness are likely to affect the value of the securities prior to maturity.

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The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis.  Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all.  CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason.  If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity.  Accordingly, an investor must be prepared to hold the securities until maturity.

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The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal

February 2015	PS-6

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

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The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the MXN/EUR exchange rate and interest rates in Mexico, the European Union and the United States. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

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The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

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The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

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The value of your securities prior to maturity will fluctuate based on many unpredictable factors.  Prior to maturity, the value of your securities will fluctuate based on the MXN/EUR exchange rate at that time and a number of other factors, including those described below.  Some of these factors are interrelated in complex ways.  As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors.  The paragraphs below describe what we expect to be the impact on the value of the securities of a change in a specific factor, assuming all other conditions remain constant.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

•
Exchange rate.  We expect that the value of the securities at any time prior to maturity will depend substantially on the MXN/EUR exchange rate.  If the MXN/EUR exchange rate increases (reflecting depreciation of the Mexican peso relative to the euro) following the pricing date, the value of your securities will also likely decline, perhaps significantly.  Even at a time when the MXN/EUR exchange rate is less than the initial exchange rate (reflecting appreciation of the Mexican peso relative to the euro), the value of your securities may nevertheless be significantly less than the stated principal amount of your securities because of expectations that the MXN/EUR exchange rate will continue to fluctuate over the term of the securities, among other reasons.

•
Volatility of the MXN/EUR exchange rate.  Volatility refers to the magnitude and frequency of changes in the MXN/EUR exchange rate over any given period.  Any increase in the expected volatility of the MXN/EUR exchange rate may adversely affect the value of the securities.

•	Interest rates. We expect that the value of the securities will be affected by changes in the interests rates in Mexico, the European Union and the United States.

•
Time remaining to maturity.  At any given time, the value of the securities may reflect a discount based on the amount of time then remaining to maturity, which will reflect uncertainty about the change in the MXN/EUR exchange rate over that period.

•
Creditworthiness of Citigroup Inc. The securities are subject to the credit risk of Citigroup Inc.  Therefore, actual or anticipated adverse changes in the creditworthiness of Citigroup Inc. may adversely affect the value of the securities.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the securities attributable to one or more of the other factors.

February 2015	PS-7

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

■
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

■
If an early redemption event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment.  See “Additional Terms of the Securities—Early Redemption Event” in this pricing supplement for information about the events that may constitute an early redemption event.  If an early redemption event occurs, we may redeem the securities prior to the maturity date for an amount equal to the early redemption amount determined as of the early redemption notice date.  The early redemption amount will be determined in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining secondary market bid prices for the securities and similar instruments, subject to the exceptions and more detailed provisions set forth under “Additional Terms of the Securities—Early Redemption Event” below.  As discussed above, any secondary market bid price is likely to be less than the issue price and, absent favorable changes in market conditions and other relevant factors, is also likely to be less than the estimated value of the securities set forth on the cover page of this pricing supplement.  Accordingly, if an early redemption event occurs, there is a significant likelihood that the early redemption amount you receive will result in a loss on your investment in the securities.  Moreover, in determining the early redemption amount, the calculation agent will take into account the relevant event that has occurred or has been announced, which may have a significant adverse effect on the underlying currency markets, resulting in an early redemption amount that is significantly less than the amount you paid for your securities.  You may lose up to all of your investment.

The early redemption amount may be significantly less than the amount you would have received had we not elected to redeem the securities and had you been able instead to hold them to maturity. For example, the early redemption amount may be determined during a market disruption that has a significant adverse effect on the early redemption amount. That market disruption may be resolved by the time of the originally scheduled maturity date and, had your payment on the securities been determined on the scheduled final valuation dates rather than on the early redemption notice date, you might have achieved a significantly better return.

■
The calculation agent may make discretionary determinations in connection with an early redemption event and the early redemption amount that could adversely affect your return upon early redemption.  The calculation agent will be required to exercise discretion in determining whether an early redemption event has occurred.  The calculation agent may determine that an early redemption event has occurred if it determines that a market disruption event is reasonably likely to occur and is reasonably likely to last for at least five currency business days, even if a market disruption event has not actually occurred at the time of determining that an early redemption event has occurred or at the time of redemption of the securities.  If we elect to redeem the securities upon the occurrence of an early redemption event, you may incur a significant loss on your investment in the securities, even if the market disruption event that was anticipated never occurs or has a duration that is less than was anticipated by the calculation agent.

In addition, the calculation agent has broad discretion to determine the early redemption amount, including the ability to make adjustments to proprietary pricing models and inputs to those models in good faith and in a commercially reasonable manner. The fact that the calculation agent is our affiliate may cause it to have interests that are adverse to yours as a holder of the securities. Under the terms of the securities, the calculation agent has the authority to make determinations that may protect our economic interests while resulting in a significant loss to you on your investment in the securities.

■
The securities are subject to currency exchange rate risk with respect to the Mexican peso relative to the euro.  Fluctuations in the exchange rate between the Mexican peso and the euro will affect the value of and your return on the securities.  The exchange rate between any two currencies is influenced by numerous factors, including the supply of and demand for the currencies, government policy, intervention or actions, political or economic developments and the actions of currency speculators.  Of particular importance to potential exchange rate risk are: (i) existing and expected rates of inflation in Mexico and the Eurozone; (ii) existing and expected interest rate levels in those countries; (iii) the balance of payments between those countries; (iv) growth rates in those countries; and (v) the extent of governmental surpluses or deficits in those countries. These factors are expected to affect the MXN/EUR exchange rate.

■
The exchange rate between the Mexican peso and the euro is subject to particular risks.  Your return on the securities will depend on the performance of a single emerging market currency, the Mexican peso, relative to the euro.  As an emerging market currency, the Mexican peso is subject to increased risk.  Currencies of emerging economies, such as Mexico, are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.

■
The value of the Mexican peso may be correlated with, and subject to fluctuations in, the commodities market. The Mexican economy is reliant upon the export of commodities and the value of the Mexican peso has historically exhibited high correlation to the demand for certain commodities. As a result, a decrease in the demand for certain commodities may negatively affect the value of the Mexican peso and, in turn, the value of the securities.

February 2015	PS-8

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

■
Distortions or disruptions of market trading in the underlying currency markets may adversely affect the value of and return on the securities. The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the value of the Mexican peso relative to the euro and, therefore, the value of and return on the securities.  In addition, if a market disruption event occurs on a final valuation date, that final valuation date will be subject to postponement, as described under “Additional Terms of the Securities” in this pricing supplement.  If a market disruption event occurs on a final valuation date and that final valuation date is not postponed, the calculation agent will determine the MXN/EUR exchange rate on that final valuation date in good faith and in a commercially reasonable manner.  The calculation agent’s determination of the MXN/EUR exchange rate in this circumstance may result in an unfavorable return on the securities.

■
Currency exchange rate risks can be expected to heighten in periods of financial or political turmoil. In periods of financial or political turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions, and it may move into regions that are perceived to offer greater safety. For example, if the U.S. dollar is perceived to be a safer investment than the Mexican peso following a financial or political event, resulting in a sudden capital inflow to the United States, it could cause the U.S. dollar to strengthen relative to the Mexican peso and, if a similar phenomenon does not take place with respect to the euro, cause the euro to strengthen relative to the Mexican peso, which would adversely affect the value of and return on the securities.

■
Currencies trade around the clock, but the securities will not.  The inter-bank market in foreign currencies is a global, around-the-clock market.  However, if you seek to sell your securities prior to maturity, you will be able to do so (if at all) only during business hours in the United States.  Therefore, significant movements may take place in the level of the MXN/EUR exchange rate at times when you will not be able to sell your securities.  Additionally, there is no systematic reporting of last-sale information for foreign currencies, which may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

■
Currency exchange rates are determined in a manner that is less transparent and more susceptible to distortion and manipulation than the market prices of other assets, such as stocks.  Unlike other assets such as stocks, currencies are not traded on regulated exchanges, and there is not a single market-determined rate that is universally accepted as the official exchange rate on a given day.  The MXN/EUR exchange rate is determined by a private company, without the transparency and regulatory oversight that applies to the determination of other asset prices, like exchange-traded stock prices.

Furthermore, foreign currency trading is highly concentrated among a small number of market participants. Our affiliates and the placement agents and their affiliates are among the largest participants in foreign currency trading markets. Trading activities by a small number of market participants, including our affiliates and the placement agents and their affiliates, may therefore have a significant effect on exchange rates. The concentration of trading among a small number of market participants, combined with the lack of transparency and regulatory oversight, creates the potential for a small number of market participants to have a distorting effect on exchange rates, including as a result of activities intended to manipulate exchange rates. In fact, regulators in various countries have recently investigated alleged manipulation on the part of a number of significant market participants in connection with the determination of currency exchange rates. If any distortions in exchange rates resulting from these or other factors occurred in the past, the historical MXN/EUR exchange rates included in this pricing supplement could have been affected. If any such distortion occurs on the pricing date or on a final valuation date, the initial exchange rate or the final exchange rate could be affected in a manner that has an adverse effect on your return on the securities.

In light of recent allegations of manipulation of foreign currency markets, it is possible that regulators will impose new rules on foreign currency trading or that changes will occur in the manner in which the MXN/EUR exchange rate is determined. It is impossible to predict whether any such changes will occur or what their effects will be. It is possible, however, that any such changes could reduce liquidity in the foreign exchange markets or otherwise adversely affect the return on the securities.

■
The historical MXN/EUR exchange rate is not an indication of its future performance. The historical performance of the MXN/EUR exchange rate, which is included in this pricing supplement, should not be taken as an indication of future exchange rates during the term of the securities.  It is impossible to predict whether the Mexican peso will appreciate or depreciate against the euro.

■
The calculation agent, which is an affiliate of the issuer, will make important determinations with respect to the securities. Citibank, N.A., the calculation agent for the securities, is an affiliate of ours and will determine the MXN/EUR exchange rate on the final valuation dates and the amount owed to you at maturity.  In addition, if certain events occur, Citibank, N.A. will be required to make certain discretionary judgments that could significantly affect your payment at maturity.  In making these judgments, Citibank, N.A.’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.  Such judgments could include, among other things:

February 2015	PS-9

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

•	determining whether a market disruption event or an early redemption event has occurred;

•	if a market disruption event occurs on a final valuation date, determining whether to postpone that final valuation date;

•	if a market disruption event occurs on a final valuation date and the final valuation date is not postponed, determining the MXN/EUR exchange rate;

•	if an early redemption event occurs, determining the early redemption amount; or

•	if a succession event occurs, selecting a successor currency and making related adjustments to the terms of the securities.

Any of these determinations made by Citibank, N.A., in its capacity as calculation agent, may adversely affect any payment owed to you under the securities.

■
The offering of the securities does not constitute a recommendation of the Mexican peso against the euro by CGMI or its affiliates or by the placement agents or their affiliates.  You should not take the offering of the securities as an expression of our views or the views of the placement agents or our or their respective affiliates regarding how the Mexican peso will perform relative to the euro in the future or as a recommendation to invest in the Mexican peso, including through an investment in the securities.  As we and the placement agents are part of global financial institutions, our and their affiliates may, and often do, have positions that conflict with an investment in the securities, including short positions with respect to the Mexican peso.  You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives and financial resources.

■
Our affiliates or the placement agents or their affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect the MXN/EUR exchange rate.  CGMI and other of our affiliates or the placement agents or their affiliates may publish research from time to time relating to the Mexican peso relative to the euro.  Any research, opinions or recommendations provided by CGMI and other of our affiliates or the placement agents or their affiliates may influence the exchange rate between the Mexican peso and the euro, and they may be inconsistent with purchasing or holding the securities.  CGMI and other of our affiliates or the placement agents or their affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities.  Investors should make their own independent investigation of the Mexican peso relative to the euro and the merits of investing in the securities.

■
Hedging and trading activity by our affiliates could potentially affect the value of the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who in turn will likely take positions in or with respect to Mexican peso relative to the euro.  Our affiliates and the placement agents and/or their affiliates also trade the Mexican peso and the euro and financial instruments related to the Mexican peso and the euro on a regular basis as part of their general trading and other businesses. Any of these hedging or trading activities at or prior to the pricing date could increase the value of the Mexican peso relative to the euro at the time of your initial investment and, as a result, the value that the Mexican peso must attain relative to the euro on the final valuation dates before you would receive a positive return at maturity on the securities.  Additionally, such hedging or trading activities on or near the final valuation dates could potentially affect the MXN/EUR exchange rate on the final valuation dates and, therefore, adversely affect your payment at maturity.  Our affiliates and the placement agents and their affiliates are among the largest participants in the foreign currency trading markets.

■
If a succession event occurs, a successor currency may be substituted for the Mexican peso or the euro.  A succession event will occur if the Mexican peso or the euro is lawfully eliminated and replaced with, converted into, redenominated as, or exchanged for, another currency, or if any relevant country divides into two or more countries or economic regions, as applicable, each with a different lawful currency immediately after that event.  As more fully described under “Additional Terms of the Securities” in this pricing supplement, if a succession event occurs, the Mexican peso or the euro will be replaced with a successor currency.  We can give you no assurance as to the performance of any such successor currency or as to the impact on the performance of the securities of the occurrence of a succession event.  The occurrence of a succession event may have a significant adverse effect on the performance of the securities.

■
The U.S. federal tax consequences of an investment in the securities are uncertain.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be materially and adversely affected.  Moreover, any gain or loss recognized by a U.S. Holder (as defined below under “United States Federal Tax Considerations”) with respect to the securities generally will be ordinary income or loss unless an election under Section 988(a)(1)(B) of the Internal Revenue Code of 1986, as amended

February 2015	PS-10

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

(the “Code”), to treat such gain or loss as capital gain or loss is available and the U.S. Holder makes such election before the close of the day on which the U.S. Holder purchases the securities. While a taxpayer may make an election under Section 998(a)(1)(B) of the Code with respect to certain forward contracts, futures contracts and option contracts linked to one or more foreign currencies, it is unclear whether the election is available for the securities. U.S. Holders should consult their tax advisers regarding the possibility and advisability of making the election. Moreover, in 2007 the IRS issued a revenue ruling holding that a financial instrument which is issued and redeemed for U.S. dollars, but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency. While the securities are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the securities for U.S. Holders, possibly with retroactive effect. In addition, a security might be considered a “foreign currency contract” under Section 1256 of the Code, in which case a U.S. Holder would be required to mark to market the security by recognizing gain or loss at the close of each taxable year for which it holds the security as if the security were sold for its fair market value on the last day of such taxable year. U.S. Holders should consult their tax advisers regarding the possibility and advisability of making the election described above and the potential application of Section 1256 of the Code.

As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information About the MXN/EUR Exchange Rate

The following table sets forth the published high, low and end-of-quarter MXN/EUR exchange rates, expressed as a number of Mexican pesos per 1 euro, for each quarter in the period from January 2, 2010 through February 24, 2015.  The related graph sets forth the MXN/EUR exchange rate for each day such rate was available for that same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  You cannot predict the future performance of the Mexican peso relative to the euro based on its historical performance.  We cannot give you any assurance as to the performance of the Mexican peso relative to the euro over the term of the securities.

Any increase in the MXN/EUR exchange rate shown in the table and graph below represents depreciation of the Mexican peso relative to the euro, and any decrease in the MXN/EUR exchange rate shown in the table and graph below represents appreciation of the Mexican peso relative to the euro.

MXN/EUR Exchange Rate	High	Low	Period End
2010
First Quarter	18.7417	16.5945	16.7051
Second Quarter	16.7451	15.3284	15.8364
Third Quarter	17.1716	16.1242	17.1716
Fourth Quarter	17.4802	16.1165	16.5174
2011
First Quarter	17.0868	15.7449	16.8533
Second Quarter	17.2723	16.4416	16.9864
Third Quarter	18.9768	16.4786	18.6096
Fourth Quarter	19.0052	18.0056	18.0655
2012
First Quarter	18.0167	16.4304	17.0876
Second Quarter	17.7990	16.7997	16.9227
Third Quarter	16.8125	16.0799	16.5364
Fourth Quarter	17.2144	16.5362	16.9611
2013
First Quarter	17.2598	15.7657	15.8177
Second Quarter	17.6695	15.6484	16.8463
Third Quarter	17.7700	16.3531	17.7078
Fourth Quarter	18.0401	17.3802	17.9161
2014
First Quarter	18.4344	17.7242	17.9796

February 2015	PS-11

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

MXN/EUR Exchange Rate	High	Low	Period End
Second Quarter	18.1772	17.4665	17.7560
Third Quarter	17.7814	16.8788	16.9613
Fourth Quarter	18.4557	16.8616	17.8387
2015
First Quarter (through February 24, 2015)	17.8414	16.3839	16.9347

The MXN/EUR exchange rate on February 24, 2015 was 16.9347.

Historical MXN/EUR Exchange Rate January 2, 2010 to February 24, 2015

Additional Terms of the Securities

General

The terms of the securities are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities.

Postponement of a Final Valuation Date; Postponement of the Maturity Date

If any scheduled final valuation date is not a currency business day, that final valuation date will be postponed to the next succeeding currency business day.  In addition, if a market disruption event (as defined under “—Definition of Market Disruption Event” below) occurs or is continuing on any scheduled final valuation date, the calculation agent may, but is not required to, postpone that final valuation date to the next succeeding currency business day on which no market disruption event occurs or is continuing.  If any final valuation date is postponed so that it coincides with a subsequent scheduled final valuation date, each such subsequent final valuation date will be postponed to the next succeeding currency business day (subject to further postponement as a result of a market disruption event on such succeeding currency business day).  However, in no event will any scheduled final valuation date be postponed more than five currency business days after that originally scheduled final valuation date as a result of a market disruption event occurring or continuing on that scheduled final valuation date or on an earlier scheduled final valuation date (in each case, as any such scheduled final valuation date may be postponed).  If a market disruption event occurs or is continuing on a final valuation date and that final valuation date is not postponed, the MXN/EUR exchange rate on that final valuation date will be determined by the calculation agent in good faith and in a commercially reasonable manner, taking into account the latest MXN/EUR exchange rate to the extent reasonably available and any other information that it deems relevant.

February 2015	PS-12

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

If the last final valuation date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the last final valuation date as postponed.  No interest will be payable as a result of the delay in payment.

A “currency business day” is a day, as determined by the calculation agent, on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in the City of New York, Mexico City and Frankfurt, Germany and (b) banking institutions in the City of New York, Mexico City and Frankfurt, Germany are not otherwise authorized or required by law, regulation or executive order to close.

Early Redemption Event

If, on any day during the term of the securities up to but excluding the first final valuation date, the calculation agent determines that (a) a market disruption event has occurred or (b) an event has occurred or has been announced as a result of which the calculation agent determines that a market disruption event is reasonably likely to occur during the term of the securities, and in either case the calculation agent determines that the market disruption event is reasonably likely to continue for more than five currency business days (any such event, an “early redemption event”), we will have the right, but not the obligation, to redeem the securities, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “early redemption notice date”), on a redemption date of our choosing that is no later than the 30th business day immediately following the early redemption notice date or earlier than the fifth business day following the early redemption notice date.  An early redemption event need not be continuing on the early redemption notice date or on the redemption date.  The amount due and payable on the securities upon such redemption will be equal to the early redemption amount determined as of the early redemption notice date.

The “early redemption amount” will be the fair value of the securities determined by the calculation agent as of the early redemption notice date in good faith and in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining a secondary market bid price for the securities and similar instruments, taking into account the early redemption event that has occurred.  In determining the early redemption amount, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner.  The calculation agent may also take into account other facts, whether or not unique to us or our affiliates, in determining the early redemption amount so long as it is in good faith and commercially reasonable.  The early redemption amount may result in a significant loss on your securities.  See “Risk Factors Relating to the Securities—If an early redemption event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment” in this pricing supplement.

Definition of Market Disruption Event

A “market disruption event” means the occurrence or existence of any of the following:

(a)	a convertibility event;

(b)	a deliverability event;

(c)	a liquidity event;

(d)	a taxation event;

(e)	a discontinuity event;

(f)	a price source disruption event, or

(g)	any event that generally makes it impossible to convert Mexican pesos or euros into another currency (including, but not limited to, U.S. dollars),

in each case, which the calculation agent determines is material, as determined by the calculation agent in its sole discretion.

A “convertibility event” means an event or circumstance that, in effect, prevents, restricts or delays a market participant’s ability to:

(i)	convert any amount of Mexican pesos into euros or vice versa through customary legal channels; or

(ii)	convert any amount of Mexican pesos into euros or vice versa at a rate at least as favorable as the rate for domestic institutions located in Mexico or the European Union.

February 2015	PS-13

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

A “deliverability event” means an event or circumstance that has the effect of preventing, restricting or delaying a market participant from:

(i)	delivering Mexican pesos from accounts inside Mexico to accounts outside Mexico or delivering euros from accounts inside any euro area country to accounts outside of that euro area country; or

(ii)
delivering Mexican pesos between accounts inside Mexico or to a party that is a non-resident of Mexico or delivering euros between accounts inside any euro area country or to a party that is a non-resident of that euro area country.

A “liquidity event” means (i) the imposition by Mexico (or any political subdivision or regulatory authority thereof) or any euro area country (or any political subdivision or regulatory authority thereof or relevant supranational organization) (each, a “relevant country”) of any capital or currency controls (such as a restriction placed on the holding of assets in or transactions through any account in a relevant country by a non-resident of that relevant country), or the existence thereof, which the calculation agent determines in good faith and in a commercially reasonable manner is likely to materially affect an investment in Mexican pesos or euros or (ii) the occurrence of any event or the existence of any circumstance that has the effect of preventing, restricting, or delaying a market participant's ability to obtain Mexican pesos or euros or obtain a firm quote for the purchase or sale of any amount of Mexican pesos or euros.

A “taxation event” means the implementation by the applicable relevant country (or any political subdivision or regulatory authority thereof) of any changes to the laws or regulations relating to foreign investment in the relevant country, as applicable (including, but not limited to, changes in tax laws and/or laws relating to capital markets and corporate ownership), which the calculation agent determines in good faith in a commercially reasonable manner are likely to materially affect an investment in Mexican pesos or euros.

A “discontinuity event” means any action taken by a relevant country that has the effect of materially restricting fluctuations in the level of the MXN/EUR exchange rate or materially altering any prior actions or practice designed to restrict fluctuations in the level of the MXN/EUR exchange rate, as determined by the calculation agent in good faith and in a commercially reasonable manner.

A “price source disruption event” means the non-publication or unavailability of the MXN/EUR exchange rate as provided on the applicable Reuters page (or any successor or substitute page) at the applicable time as specified in this pricing supplement for the determination of the MXN/EUR exchange rate.

Under the terms of the securities, the calculation agent will be required to exercise discretion under certain circumstances, including (i) determining whether a market disruption event or early redemption event has occurred; (ii) if a market disruption event occurs on a scheduled final valuation date, determining whether to postpone that final valuation date; (iii) if a market disruption event occurs on a final valuation date and that final valuation date is not postponed, determining the MXN/EUR exchange rate on that day; and (iv) if an early redemption event occurs, determining the early redemption amount.  In exercising this discretion, the calculation agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our or our affiliates’ ability to adjust or unwind all or a material portion of any hedge with respect to the securities.

Succession Events

A “succession event” means the occurrence of either of the following events:

(a)	the Mexican peso or the euro is lawfully eliminated and replaced with, converted into, redenominated as, or exchanged for, another currency; or

(b)	any relevant country divides into two or more countries or economic regions, as applicable, each with a different lawful currency immediately after that event.

We refer to the applicable currency with respect to which a succession event has occurred as the “former currency.”

On and after the effective date of a succession event, the former currency will be deemed to be replaced with:

(i)
in the case of clause (a) above, the currency that lawfully replaces the former currency, into which the former currency is converted or redenominated, or for which the former currency is exchanged, as applicable, or

(ii)
in the case of clause (b) above, a currency selected by the calculation agent from among the lawful currencies resulting from the division that the calculation agent determines in good faith and in a commercially reasonable manner is most comparable to the former currency, taking into account the latest available quotation for the MXN/EUR exchange rate and any other information that it deems relevant.

February 2015	PS-14

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

We refer to the replacement currency determined as described in clause (i) or (ii) above as a “successor currency.”

Upon the occurrence of a succession event, the initial exchange rate will be adjusted so that the new initial exchange rate will equal the product of:

•	the original initial exchange rate; and

•
a ratio of the successor currency to the former currency, which ratio will be calculated on the basis of the exchange rate set forth by the relevant entity or economic region of the former currency for converting the former currency into the successor currency on the effective date of the succession event, as determined by the calculation agent.

In the event that the exchange rate is not publicly announced by the relevant entity or economic region, the initial exchange rate will be adjusted by the calculation agent in good faith and in a commercially reasonable manner.

Upon the occurrence of a succession event, the calculation agent will select in good faith and in a commercially reasonable manner a substitute Reuters or Bloomberg page for purposes of determining the final exchange rate.  To the extent the market convention for quoting the exchange rate for the applicable currency pair is different from the market convention for the MXN/EUR exchange rate, the calculation agent will apply all calculations in a manner consistent with the original market convention in accounting for any adjustments resulting from a succession event.

Events of Default and Acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the payment at maturity, calculated as though all of the final valuation dates were the date of such acceleration.

In case of default in payment at maturity of the securities, no interest will accrue on such overdue payment either before or after the maturity date.

Calculation Agent

Citibank, N.A., an affiliate of Citigroup Inc., will serve as calculation agent for the securities.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Inc. and the holders of the securities.  Citibank, N.A. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.  See “Risk Factors Relating to the Securities—The calculation agent, which is an affiliate of the issuer, will make important determinations with respect to the securities” in this pricing supplement.

United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of ownership and disposition of the securities.  It applies to you only if you purchase a security for cash and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding a security as part of a “straddle” or conversion transaction or one who has entered into a “constructive sale” with respect to a security;

•	a person subject to the alternative minimum tax;

February 2015	PS-15

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  If you are a partnership holding securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences of holding and disposing of securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effect of any applicable state, local or foreign tax laws or the potential application of the Medicare contribution tax.  You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the securities should be treated as prepaid forward contracts for U.S. federal income tax purposes.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, significant aspects of the treatment of an investment in the securities are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities.  Unless otherwise indicated, the following discussion is based on the treatment of the securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  You are a “U.S. Holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity.  You should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or retirement of the securities as described below, subject to the discussion below regarding Section 1256 of the Code.

Taxable Disposition of the Securities.  Upon a taxable disposition (including a sale, exchange or retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the relevant security.  Your tax basis in a security should equal the amount you paid to acquire it.  Because the return on the securities is “determined by reference to the value” of a foreign currency, any gain or loss recognized on the securities (including any gain or loss resulting from the possible application of Section 1256 of the Code, discussed below) generally will be ordinary income or loss unless an election under Section 988(a)(1)(B) of the Code (the “Section 988 election”) to treat such gain or loss as capital gain or loss is available and you make such election before the close of the day on which you purchase the securities.  While a taxpayer may make a Section 988 election with respect to certain forward contracts, futures contracts and option contracts linked to one or more foreign currencies, it is unclear whether the election is available for the securities.  In addition, you may be subject to special reporting requirements applicable to ordinary foreign exchange losses that exceed certain thresholds.  You should consult your tax adviser regarding the possibility and advisability of making the Section 988 election and the reporting requirements discussed above.  The deductibility of capital losses is subject to limitations.

Possible Application of Section 1256 of the Code.  A security might be considered a “foreign currency contract” within the meaning of Section 1256 of the Code.  If a security is considered a “foreign currency contract,” you would be required to mark to market the security for U.S. federal income tax purposes, i.e., recognize any gain or loss as if the security had been sold at its fair market value on the last business day of each year you hold it.  If the Section 988 election described above were available and validly made by you, any gain or loss you recognize in respect of a security to which Section 1256 applies would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the period during which you held the security.  You should consult your tax adviser regarding the possible application of Section 1256 of the Code to the securities.

February 2015	PS-16

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

Possible Alternative Tax Treatments of an Investment in the Securities.  Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities.  It is possible, for example, that the securities could be treated as debt instruments issued by us.  Under this treatment, the securities would be subject to Treasury regulations relating to the taxation of contingent payment debt instruments.  In this case, regardless of your method of tax accounting for U.S. federal income tax purposes, you would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, in each year that you held the securities, even though we are not required to make any payment with respect to the securities until retirement.  In addition, any gain on the sale, exchange or retirement of the securities would be treated as ordinary income.  Moreover, in 2007 the IRS issued a revenue ruling holding that a financial instrument which is issued and redeemed for U.S. dollars, but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  While the securities are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Other possible U.S. federal income tax treatments of the securities could also affect the timing and character of income or loss with respect to the securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 revenue ruling and notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  You are a “Non-U.S. Holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder for the purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or (ii) a former citizen or resident of the United States.  If you are such a holder or may become such a holder during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

Taxable Disposition of the Securities.  You generally should not be subject to U.S. federal withholding or income tax in respect of your securities, provided that income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  If you are such a holder and you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  Subject to the discussion under “FATCA Legislation” below, if all or any portion of a security were recharacterized as a debt instrument, any payment made to you with respect to the security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the security is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

Other U.S. federal income tax treatments of the securities are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the securities should be subject to U.S. withholding tax.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the

February 2015	PS-17

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

securities, possibly with retroactive effect.  If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax.  If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax.  If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the securities.

Information Reporting and Backup Withholding

The proceeds of a taxable disposition of the securities may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  If you are a Non-U.S. Holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.  This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”).  Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2016, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends.  If the securities were recharacterized as debt instruments, this legislation would apply to the securities.  If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.  You should consult your tax adviser regarding the potential application of FATCA to the securities.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan’s assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less than, adequate consideration in connection with the

February 2015	PS-18

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities and assets of a Plan.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, (C) the holding of the securities, or (D) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $15.00 for each security sold in this offering.  J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $15.00 for each security they sell in this offering to accounts other than fiduciary accounts.  The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts.  In addition to the underwriting fee, CGMI and its affiliates

February 2015	PS-19

Citigroup Inc.
Contingent Buffered Enhanced Currency Linked Securities Due March , 2017 Based on the Performance of the Mexican Peso (MXN) Relative to the Euro (EUR) (Bullish MXN/Bearish EUR)

may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Secondary market sales of securities typically settle three business days after the date on which the parties agree to the sale.  Because the issue date for the securities is more than three business days after the pricing date, investors who wish to sell the securities at any time prior to the third business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement.  Investors should consult their own investment advisors in this regard.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We expect to hedge our obligations under the securities through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines.  This hedging activity could affect the level of the MXN/EUR exchange rate and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors Relating to the Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models.  The range for the estimated value of the securities set forth on the cover page of this preliminary pricing supplement reflects uncertainty on the date of this preliminary pricing supplement about the inputs to CGMI’s proprietary pricing models on the pricing date.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Risk Factors Relating to the Securities—The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

© 2015 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2015	PS-20